Exhibit 10.1

                             SUBSCRIPTION AGREEMENT

     SUBSCRIPTION AGREEMENT (the "Agreement"), dated as of February 20, 2004, between Robotic Vision Systems, Inc., a Delaware corporation (the "Company"), and SF Capital Partners Ltd., a British Virgin Islands company (the "Subscriber").

     The Company is offering for sale to the Subscriber, on the terms and conditions set forth below, 666,667 shares (the "Shares") of the common stock of the Company (the "Common Stock") at a price of $3.00 per share, or an aggregate price of $2,000,000 (the "Offering Price"), and a six-month warrant (the "Warrant") to acquire up to an additional 645,161 shares (the "Additional Shares") of Common Stock at a price of $3.10 per share or an aggregate price of $2,000,000.

     NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereby agree as follows:

I. SUBSCRIPTION FOR SHARES; REPRESENTATIONS BY SUBSCRIBER

     1.1 Subject to the terms and conditions hereinafter set forth, the Subscriber hereby subscribes for and agrees to purchase from the Company, and the Company agrees to issue and sell to the Subscriber, at the Offering Price, the Shares and the Warrant. The closing of the purchase of the Shares shall occur on the date hereof, or such later date as shall be agreed to by the parties (the "Closing Date"). On the Closing Date, the Subscriber shall pay the Offering Price by wire transfer to the Company in accordance with instructions to be given by the Company to the Subscriber on or before the Closing Date, and the Company shall cause its counsel to deliver a legal opinion letter in form and substance reasonably acceptable to the Subscriber. The Warrant (in substantially the form attached hereto as Exhibit A) and certificates evidencing the Shares will be issued to the Subscriber as soon as practicable after receipt and collection by the Company of payment for the Shares.

     1.2 The Subscriber recognizes that the purchase of the Shares and the Warrant entails elements of risk in that (i) it may not be able to readily liquidate its investment; (ii) transferability is restricted; and (iii) in the event of a disposition, it could sustain the loss of its entire investment.

     1.3 The Subscriber acknowledges that it is an "Accredited Investor" as such term is defined in Regulation D under the Securities Act of 1933, as amended (the "Act"), that it has prior investment experience such that it is able to evaluate the merits and risks of an investment in the Company, or that it has employed the services of an investment advisor to read the Disclosure Documents (as hereinafter defined) and to evaluate the merits and risks of such an investment on its behalf; that it recognizes the speculative nature of this investment; and that it is able to bear the economic risk it hereby assumes. The Company's (i) Annual Report on Form 10-K for the year ended September 30, 2003, as filed with the U.S. Securities and Exchange Commission ("SEC"), and (ii) any other reports filed by the Company with the SEC pursuant to the Securities Exchange Act of 1934 between January 13, 2004 and the date of this Agreement, are collectively referred to as the "Disclosure Documents." The Subscriber acknowledges that it or its representative(s) have read the Disclosure Documents. The Subscriber also acknowledges that it and its representative(s) have been afforded the opportunity to make, and has made, all

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inquiries as it and its  representatives  deemed appropriate with respect to the
Company's affairs and prospects.

     1.4 The Subscriber hereby acknowledges that the Offering has not been reviewed by the SEC because of the Company's representation that it is intended to be a non-public offering pursuant to Section 4(2) of the Act. The Subscriber represents that the Shares are being purchased for its own account, for investment and not for public distribution. The Subscriber understands that the Shares, upon their issuance, will not be registered under the Act and may be required to be held indefinitely unless they are subsequently registered under the Act pursuant to Article III hereof, or an exemption from such registration is available.

     1.5 The Subscriber acknowledges that the certificate representing the Shares shall bear a legend in substantially the following form:

               "This security has not been registered under the Securities Act of 1933, as amended (the "Securities Act"). The holder hereof, by purchasing this security, agrees for the benefit of Robotic Vision Systems, Inc. that this security may be resold, pledged or otherwise transferred only pursuant to an effective registration statement under the Securities Act or exemption therefrom, in each case in accordance with any applicable securities laws of any state of the United States. This security may be pledged, but not transferred in violation of the foregoing, in connection with a bona fide margin account or other loan secured by such securities."



II. REPRESENTATION AND WARRANTIES BY THE COMPANY

     The Company represents and warrants to the Subscriber as follows:

     2.1 The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own, lease and operate its properties and to conduct the business which it presently conducts. The Company is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, except for such jurisdictions where the failure to be so qualified or in good standing would not have a material adverse effect on the condition, financial or otherwise, or on the results of operations, business affairs or business prospects of the Company.

     2.2 The execution, delivery and performance of this Agreement by the Company (a) has been duly authorized and approved by the Board of Directors of the Company and all other necessary corporate action on the part of the Company in connection therewith has been taken and (b) will not conflict with or constitute a breach of, or default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company pursuant to (i) the charter documents or by-laws of the Company, (ii) any material contract, indenture, mortgage, loan agreement, note, lease or other agreement or instrument to which the Company is a party or by which it may be bound or to which any of its properties may

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be  subject  or  (iii)  any  law,  administrative  regulation  or  court  decree applicable to or binding upon the Company. This Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding agreement of the Company, enforceable in accordance with its terms, except that (i) any enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect and affecting the rights of creditors generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

     2.3 The Shares shall, upon the consummation of the transactions contemplated hereby and the payment of the purchase price therefore, be duly and validly authorized and issued, fully paid and non-assessable and not subject to any preemptive rights. On or before the Closing date, the Company shall have reserved from its duly authorized capital stock the maximum number of shares of Common Stock necessary in order to issue the Shares and the Additional Shares.

     2.4 The Disclosure Documents are true, correct and complete in all material respects, and do not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     2.5 Since the respective dates as of which information was given in the Disclosure Documents, except as otherwise stated therein: (i) there has been no material adverse change in the financial condition, or in the results of operations, affairs or prospects of the Company, whether or not arising in the ordinary course of business; and (ii) there have been no transactions entered into by the Company, other than those in the ordinary course of business, which are material to the Company.

     2.6 The Company is not, and is not an affiliate of, an "investment company" within the meaning of the Investment Company Act of 1940, as amended. The Company confirms that neither it, nor to its knowledge, any other person acting on its behalf has provided the Subscriber with any information that the Company believes constitutes material, non-public information, except for such information as will be included within the press release described in Section
2.7 hereof. The Company understands and confirms that the Subscriber will rely on the foregoing representations and covenants in effecting transactions in securities of the Company.

     2.7 By 8:30 a.m. (New York City time) on the first business day following the Closing Date, the Company shall issue a press release reasonably acceptable to the Subscriber disclosing the transactions contemplated hereby and file a Current Report on Form 8-K disclosing the material terms of the transactions contemplated hereby. In addition, the Company will make such other filings and notices in the manner and time required by the SEC.

III. REGISTRATION RIGHTS

     3.1 The Company shall include the Shares and the Additional Shares in the next registration statement on Form S-1 or Form S-3 (or other similar form) that the Company files with the SEC (the "Registration Statement"), so as to permit the resale of the Shares and the Additional Shares (collectively the "Registrable Securities") in compliance with federal securities laws. The Company covenants and agrees that it shall use its best efforts to file the

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Registration  Statement  promptly  after  the  Closing  Date  and to  cause  the
Registration Statement to become effective within 120 days after the Closing Date. The Company shall use its best efforts to keep the Registration Statement continuously effective for the period beginning on the date on which the Registration Statement is declared effective and ending on the date that all of the Registrable Securities have been sold or are eligible for resale without registration pursuant to Rule 144 under the Act.

     3.2 Certificates evidencing the Shares and Additional Shares shall not contain any legend (including the legend set forth in Section 1.5): (i) following any sale of such shares pursuant to the Registration Statement, or
(ii) following any sale of such shares pursuant to Rule 144, or (iii) while such shares are eligible for sale under Rule 144(k), or (iv) if such legend is not required under applicable requirements of the Securities Act. The Company shall cause its counsel to issue any legal opinion or instruction required by the Company's transfer agent to comply with the requirements set forth in this Section. At such time as a legend is no longer required for the Shares and Additional Shares under this Section 3.2, the Company will, as soon as reasonably practicable following the delivery by the Subscriber to the Company or the Company's transfer agent of a certificate representing Shares or Additional Shares containing a restrictive legend, deliver or cause to be delivered to the Subscriber a certificate representing such Shares or Additional Shares that is free from all restrictive and other legends.

IV. MISCELLANEOUS

     4.1 Any notice, request, advice, consent or other communication given hereunder shall be given in writing and sent by overnight delivery service or registered or certified mail, return receipt requested, and addressed as follows: if to the Company, to it at 486 Amherst Street, Nashua, New Hampshire 03063, Attention: President; and if to the Subscriber, to it at its address indicated below its signature to this Agreement. Notices so given shall be deemed to have been given on the earlier to occur of actual receipt or three business days after the date of such mailing, except for notices of change of address, which shall be deemed to have been given when received.

     4.2 This Agreement shall not be changed, modified or amended except by a writing signed by the parties hereto.

     4.3 This Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective heirs, legal representatives, successors and assigns. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter thereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them.

     4.4 This Agreement and its validity, construction and performance shall be governed in all respects by the laws of the State of New York.

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     4.5 This Agreement may be executed in counterparts.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first set forth above.

                                             ROBOTIC VISION SYSTEMS, INC.



                                             By:  /s/ Pat V. Costa
                                                  ------------------------------
                                                  Name:   Pat V. Costa
                                                  Title:  President and CEO
ACCEPTED AND AGREED TO:



SF CAPITAL PARTNERS LTD.



By: /s/ Michael A. Roth
    ---------------------------
       Name:  Michael A. Roth
       Title: Authorized Signatory


c/o Staro Asset Management, LLC
3600 South Lake Drive
St. Francis, Wisconsin  53235
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Address